EXHIBIT 3.1e

	Filed in the office of	Document Number
	Ross Miller	20100420960-65
Certificate of Amendment	Secretary of State	06/06/2011 8:07 AM
(Pursuant to NRS 78.385 and 78.390)	State of Nevada	Entity Number
C16574-2002

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 – After issuance of Stock)

1. Name of corporation: Sky Power Solutions Corp.

2. The articles have been amended as follows: Section 4.01, Article IV, of the Articles of Incorporation of the company is deleted in its entirety and the following is substituted therefor:

" Article IV

Section 4.01. The corporation shall have authority to issue a total of  One Hundred Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $.001 per share (the "Common Stock"), and Ten Million (10,000,000) shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock").”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: a majority.

4. Effective date of filing: (optional)

5. Signature: (required)
/s/ Mehboob Charania
X_____________________________________________________________________________________
Signature of Officer                                                      Mehboob Charania, Chief Executive Officer